As filed with the Securities and Exchange Commission May 1, 2007.
Registration Statement No. 333-131062

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FORD MOTOR CREDIT COMPANY LLC
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
38-1612444
(I.R.S. Employer Identification No.)
One American Road
Dearborn, Michigan 48126
(313) 322-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacy P. Thomas
Assistant Secretary
Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
(313) 594-9877
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

EXPLANATORY NOTE
      This filing constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-131062 on Form S-3, covering debt securities of Ford Motor Credit Company. This Post-Effective Amendment No. 1 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the conversion under Delaware law, effective May 1, 2007, of the form of organization of Ford Motor Credit Company from a Delaware corporation to a Delaware limited liability company under the name of Ford Motor Credit Company LLC.
      For purposes of Delaware law, Ford Motor Credit Company LLC is deemed to be the same entity as Ford Motor Credit Company before the conversion and the existence of Ford Motor Credit Company LLC is deemed to have commenced on the date of original incorporation of Ford Motor Credit Company (i.e., August 20, 1959). Further, under Delaware law, the rights, assets, operations, liabilities and obligations that comprised the going business of Ford Motor Credit Company before the conversion remain our rights, assets, operations, liabilities and obligations after the conversion.
      In accordance with Rule 414, the Registrant, Ford Motor Credit Company LLC, as the successor issuer to Ford Motor Credit Company, hereby expressly adopts the above-referenced Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

Ford Motor Credit Company LLC
$9,815,000,000
Ford Interest Advantage
FLOATING RATE DEMAND NOTES

      Ford Motor Credit Company LLC offers its Ford Interest Advantage Floating Rate Demand Notes, referred to hereafter as the Notes. The Notes provide investors a convenient means of investing funds directly with Ford Credit. The Notes pay interest at a floating rate. Ford Credit files pricing supplements with the SEC that disclose the then-current interest rate on the Notes.
      Key aspects of the Ford Interest Advantage program are:

•	The Notes will pay interest above the average rate of taxable U.S. money market funds.

•	You may redeem your Notes at any time.

•	Your investment is recorded by an Agent Bank appointed by us.
      Key factors to consider before investing include:

•	Your investment is not a bank account and is not insured by the Federal Deposit Insurance Corporation or any other insurance.

•	The Notes are not an investment in a money market mutual fund and are not subject to the requirements of the Investment Company Act of 1940 (including requirements relating to diversification and quality of investments).

•	The Notes are not obligations of or guaranteed by Ford Motor Company, the Agent Bank or anyone else.

•	The Notes are unsecured obligations of Ford Credit and only Ford Credit’s assets that have not been sold or securitized are available to pay the principal of and interest on the Notes. It is possible for you to lose some or all of your investment in the Notes, including accrued interest, if Ford Credit is unable to pay its debts, becomes bankrupt or seeks creditor protection.

•	The Notes are not transferable.
      The Notes will rank equally and ratably with all other unsecured senior indebtedness of Ford Motor Credit Company LLC (parent company only). At March 31, 2007, Ford Credit had outstanding debt of $135 billion on a consolidated basis.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 1, 2007

SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION CONCERNING FORD CREDIT
How to Redeem Investments
AGENT BANK AND ADMINISTRATION
TAXES
TERMINATION, SUSPENSION OR MODIFICATION
RIGHTS NOT TRANSFERABLE
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     You should rely only on the information contained or incorporated by reference in this Prospectus. No one has been authorized to provide you with different information.
     The Notes are not being offered in any jurisdiction where the offer is not permitted.
     You should not assume that the information in this Prospectus is accurate as of any date other than the date of this Prospectus.

SUMMARY
      This section summarizes the terms of the Notes that are described in greater detail below under “Description of Notes.” You should read this more detailed description together with the information contained in other parts of this prospectus, as well as the applicable pricing supplements relating to the Notes.

Issuer	Ford Motor Credit Company LLC

Title	Ford Interest Advantage Floating Rate Demand Notes

Amount	Up to $9,815,000,000 aggregate principal amount

Ranking	The Notes are unsecured and unsubordinated obligations of Ford Credit and will rank equally and ratably with all other unsecured senior indebtedness of Ford Credit.

Minimum Investment	$1,000

Maturity	The Notes are demand investments redeemable in whole or in part at any time at the option of the holder.

Interest	The Notes earn interest at a floating rate per annum equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™ and at least 1/4 of one percentage point. In addition, Ford Credit may from time to time, at its sole discretion, increase the rate of interest payable on the Notes by adding to this base rate an incremental per annum rate. Different incremental rates may be payable to investors based on the aggregate principal amount of their investment in the Notes, with larger principal amounts receiving a higher incremental rate. The floating interest rate is subject to adjustment weekly. When the rate changes, Ford Credit files a pricing supplement with the SEC disclosing the new rate.

The Notes are not issued by and do not constitute an investment in a money market mutual fund, which is a diversified fund consisting of investments in short-term debt securities of many different issuers.

Form of Notes	The Notes are issued as one or more global securities held by the depositary, which is currently The Bank of New York. Book-entry records for each investor are maintained by the Agent Bank. See “Description of Notes — Global Securities” in the accompanying prospectus.

Agent Bank	The Northern Trust Company

Trustee	The Bank of New York

RISK FACTORS
      Your investment in the Notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. Notes are not an appropriate investment for you if you do not understand the terms of the Notes or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit’s periodic reports referred to in “Where You Can Find More Information,” below. You should not purchase Notes unless you understand and know you can bear all of the investment risks involving the Notes.
      Ford Credit’s Credit Ratings May Not Reflect All Risks of an Investment in the Notes. Our short-and long-term debt is rated by the following four credit rating agencies, designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission, and their ratings of our debt, which have recently been lowered, are set forth below:

	Long-Term	Short-Term	Outlook

• Dominion Bond Rating Service Limited	B	R-4	Negative
• Fitch, Inc.	BB-	B	Negative
• Moody’s Investors Service, Inc.	B1	Not Prime	Negative
• Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc.	B	B-3	Negative
      A credit rating reflects an assessment by the rating agency of the credit risk associated with particular securities we issue, based on information provided by us, Ford and other sources. Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria for evaluating company risk, and therefore ratings should be evaluated independently for each rating agency. Lower credit ratings generally result in higher borrowing costs and reduced access to capital markets. Our credit ratings are closely associated with the rating agencies’ opinions on Ford. Our lower ratings over the past several years are primarily a reflection of those opinions, including concerns regarding Ford’s automotive cash flow and profitability, declining market share, excess industry capacity, industry pricing pressure and rising healthcare costs. The credit ratings of Ford Credit may not reflect all risks related to the Notes.
      In the event Ford Credit’s long and short-term debt ratings are further downgraded, Ford Credit’s cost of borrowing may be adversely affected, and it may have more limited access to the capital markets. This may require Ford Credit to reduce further the amount of receivables and operating leases it purchases or originates, which would adversely affect its profitability and could adversely affect its ability to support the sale of Ford vehicles.
      The Interest Rate Paid on the Notes May Not Bear Any Relation to the Investment Risk. The interest rate on the Notes, which is the base rate described below under “Description of Notes — Interest Rate Information” plus any incremental rate we may choose to pay in our sole discretion, does not necessarily bear any relation to the risks associated with or change in the creditworthiness, credit rating or financial condition of either Ford or Ford Credit.
      The Notes Are Not a Diversified Investment. The Notes are not an investment in a money market mutual fund holding diversified investments in the securities of many companies. Only the assets of Ford Credit that have not been sold or securitized are available to pay the principal of and interest on the Notes. Because the Notes are unsecured debt securities issued by a single issuer, you will not have the benefits of diversification offered by money market mutual funds or other investment companies. For this reason, investors also will not have the protections provided to mutual fund investors under the Investment Company Act of 1940.
      Ford Credit Is Not a Bank, and Investments In the Notes Are Not Insured by the Federal Deposit Insurance Corporation or Any Other Source. Only Ford Credit is obligated to pay the principal of and interest on the Notes, and only its assets are available for this purpose. If Ford Credit’s assets are insufficient to pay the principal of and interest on the Notes, you could lose some or all of your investment. No private or government source guarantees return of your investment in the event of a failure of Ford Credit to repay your investment. The Notes are not obligations of or guaranteed by Ford Motor Company, the Agent Bank or any other entity. No banking relationship exists between investors and the Agent Bank.
      The Notes Are Not Transferable. You may redeem your investment in the Notes at any time in whole or in part as described in this Prospectus. However, you cannot transfer your investment in the Notes to someone else. As a result, no secondary market for the Notes currently exists or will ever exist, and, consequently, there is no public market valuation of the Notes to assist investors in evaluating the Notes or their yield.
WHERE YOU CAN FIND MORE INFORMATION
      The Notes are unsecured debt securities of Ford Credit, and only assets of Ford Credit that have not been sold or securitized are available for payments of principal and interest on the Notes. You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Ford Credit also are available to you at the SEC’s web site at http://www.sec.gov.
      The SEC allows Ford Credit to incorporate by reference the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the Notes has been completed.

•	Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2006, which is referred to hereafter as the 2006 10-K Report.

•	Current Reports of Ford Credit on Form 8-K filed in 2007 on January 3, January 25, February 1, February 14, February 14, March 2, March 9, March 12, April 5, April 26, and May 1.

      These reports include information about Ford as well as information about Ford Credit.
      You may request copies of these filings at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address:

Ford Motor Credit Company LLC One American Road Dearborn, MI 48126 Attn: Corporate Secretary 1-800-426-2888
INFORMATION CONCERNING FORD CREDIT
      Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.
      Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. Our primary financing products fall into three categories:

•	Retail financing — purchasing retail installment sale contracts and retail lease contracts from dealers, and offering financing to commercial customers, primarily vehicle leasing companies and fleet purchasers, to lease or purchase vehicle fleets;

•	Wholesale financing — making loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing; and

•	Other financing — making loans to dealers for working capital, improvements to dealership facilities, and to purchase and finance dealership real estate.

      We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, purchase certain receivables of Ford and its subsidiaries and provide insurance services related to our financing programs.
      We earn our revenue primarily from:

•	Payments made under retail installment sale contracts and retail leases that we purchase;

•	Interest supplements and other support payments from Ford and affiliated companies; and

•	Payments made under wholesale and other dealer loan financing programs.

      We conduct our financing operations directly and through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We divide our business segments based on geographic regions: a North America segment and an International segment. The North America segment includes our operations in the United States and Canada. The International segment includes our operations in all other countries in which we do business directly and indirectly.
North America Segment
      We do business in all 50 states of the United States and in all provinces in Canada. Our United States operations accounted for 65% and 67% of our total managed receivables at year-end 2006 and 2005, respectively, and our Canadian operations accounted for about 8% of our total managed receivables at year-end 2006 and 2005. Managed receivables include receivables sold in off-balance sheet securitizations and exclude receivables sold in whole-loan sale transactions.
      In the United States and Canada, under the Ford Credit brand name, we provide financing services to and through dealers of Ford, Lincoln and Mercury brand vehicles and non-Ford vehicles also sold by these dealers and their affiliates. We provide similar financial services under the Jaguar, Land Rover, Mazda and Volvo brand names to and through Jaguar, Land Rover, Mazda and Volvo dealers, respectively.
International Segment
      Our International segment includes operations in three main regions: Europe, Asia-Pacific and Latin America. Our Europe region is our largest international operation, accounting for 20% and 18% of our total managed receivables at year-end 2006 and 2005, respectively. Within the International segment, our Europe region accounted for 76% and 74%, of our managed receivables at year-end 2006 and 2005, respectively. Most of our European operations are managed through a United Kingdom-based subsidiary, FCE Bank plc, referred to hereafter as FCE. FCE operates in the United Kingdom and operates branches in 15 other European countries. In addition, FCE has subsidiaries in the United Kingdom, Finland, Hungary, Poland and the Czech Republic that provide wholesale, leasing and retail vehicle financing. In our largest European markets, Germany and the United Kingdom, FCE offers most of our products and services under the Ford Credit/Bank, Volvo Car Finance, Land Rover Financial Services, Jaguar Financial Services and Mazda Credit/Bank brands. FCE generates most of our European revenue and contract volume from Ford Credit/Bank brand products and services. FCE, through our Worldwide Trade Financing division, provides financing to distributors/importers in countries where typically there is no established local Ford presence. The Worldwide Trade Financing division currently provides financing in over 70 countries. In addition, other private label operations and outsourcing arrangements are in place in several markets in Central and Eastern Europe. We also offer financing in Sweden for Volvo brand vehicles through Volvofinans, a joint venture with Swedish Volvo dealers. We also have a joint venture in Saudi Arabia that provide wholesale, leasing and retail vehicle financing.
      In the Asia-Pacific region, we operate in Australia, Japan, Taiwan, Thailand, New Zealand and China. We have joint ventures with local financial institutions and other third parties in the Philippines and South Africa. In the Latin America region, we operate in Mexico, Puerto Rico, Brazil, Chile and Argentina.
      The mailing address of Ford Credit’s executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

DESCRIPTION OF NOTES
General
      Investments in the Notes are subject to the Ford Interest Advantage Terms and Conditions, referred to hereafter as the Terms and Conditions. The principal provisions of the Terms and Conditions are summarized in the next few pages. This summary is subject to the detailed provisions of the Terms and Conditions, which are controlling. A copy of the Terms and Conditions has been filed with the SEC and is an exhibit to the registration statement of which this prospectus is a part. A copy of the Terms and Conditions is available to any investor upon written request.
      A record of the amount invested in the Notes is maintained for each investor. The net aggregate principal amount of your Notes (which at any time equals all amounts you invested in the Notes, together with accrued interest thereon, less your redemptions) is recorded on a register maintained by The Northern Trust Company, acting as the Agent Bank.
      An investment in the Notes does not constitute an investment in a bank account and is not protected by the Federal Deposit Insurance Corporation or any other insurance. The Notes are not an investment in a money market mutual fund holding diversified investments in securities of many companies. Because the Notes are unsecured debt securities issued by a single issuer (Ford Credit), investors will not have the advantage of diversification offered by money market mutual funds and will not have the protection provided by the Investment Company Act of 1940.
      Investments in the Notes are non-transferable. Ford Credit reserves the right to withdraw, cancel or modify the offer of the Notes at any time. Ford Credit may reject any offer to purchase Notes in whole or in part.
      The Notes are unsecured obligations of Ford Credit, will be issued in registered form only, without coupons, and will be identical except for the issue date. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described below. The Notes will rank equally and ratably with all other unsecured senior indebtedness of Ford Motor Credit Company (parent company only). At March 31, 2007, Ford Credit had outstanding debt of $135 billion on a consolidated basis.
      The Notes will be issued in the form of one or more global certificates that will be deposited with a depositary, referred to hereafter as the Depositary, which at present is The Bank of New York. Beneficial interests in global certificates will be shown on records maintained by the Depositary or the Agent Bank. While the Notes are represented by one or more global certificates:

•	You will not be able to have the Notes registered in your name.

•	You will not be able to receive a physical certificate for the Notes.

•	Our obligations under the Notes, as well as the obligations of the Trustee, will run only to owners of beneficial interests in the Notes as recorded in records maintained by the Depositary or the Agent Bank.
      You can obtain current Note investment information by calling toll-free 800-462-2614 or by visiting our web site at http://www.fordcredit.com/interestadvantage/. You also may write to Ford Interest Advantage, The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936 to obtain Note investment information. Further information about the Notes and assistance in investing is available on the web site or by calling the number or writing to the address given above.
      Information on all fees charged in connection with administration of Note investments is available on our web site or from the Agent Bank.
      Plan provisions summarized here may be modified for limited numbers of investors who voluntarily participate in tests of new program features evaluated by Ford Credit from time to time.
Interest Rate Information
      Current interest rate information is available on our website (http://www.fordcredit.com/interestadvantage/) or by calling toll-free 800-462-2614.

      The Notes earn interest at a floating rate per annum equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™*and at least 1/4 of one percentage point, referred to herein as the base rate. In addition, Ford Credit may from time to time, at its sole discretion, increase the rate of interest payable on the Notes by adding to the base rate an incremental per annum rate. Different incremental rates may be payable to investors based on the net aggregate principal amount of their Notes, with larger aggregate principal amounts receiving a higher incremental rate. Payment of incremental rates may be discontinued at any time.
      The interest rate is determined and becomes effective on the next following Monday each time a new seven-day average yield (non-compounded) for all taxable money funds reported in Money Fund Report™ is available. The new seven-day average yield (non-compounded) plus an additional 1/4 of one percentage point becomes the base rate for the following seven-day period. If in any week Money Fund Report™ is not available, the base rate for the following calendar week will be the same as that for the previous calendar week. If Money Fund Report™ ceases to be published, an approximately equivalent effective base rate for investments in the Notes will be determined on the basis of a formula established by Ford Credit.
      Interest on Notes either at the base rate or an incremental rate, as the case may be, accrues daily and is credited to each investor and automatically reinvested in additional Notes as of the last day of each calendar month. The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with other investments which use a different method of calculating a variable yield or which pay a fixed yield for a stated period of time. In addition, money market mutual funds subject to the Investment Company Act of 1940 generally are required to maintain a diversified portfolio of short-term investments, substantially all of which must be assigned the highest short-term rating from at least two nationally recognized statistical rating organizations.
      Money Fund Report™ is published weekly and includes yield statistics for nearly all taxable money funds in operation. The reported yields are obtained from the money funds themselves and are stated on a consistent simple interest basis to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money funds. While Money Fund Report™ states that the yield information obtained from money funds is screened by the publisher, no guarantee of the accuracy of the information contained in Money Fund Report™ is made by Ford Credit.
      Interest credited for any given past period on investments in the Notes is not an indication or representation of future results. Because the weekly interest rate applicable to investments in the Notes may fluctuate, such information may not provide a basis for comparison with bank deposits, other investments which pay a fixed yield for a stated period of time, or investment companies, including money market mutual funds, which may use a different method of calculating yield. Information on the current interest rate applicable to investments in the Notes is available on our web site, or by calling toll-free 800-462-2614.
How to Invest
      General. You may purchase Notes at any time, without charge to you, by check, by wire transfer, by automatic charge to your bank account or by such other means as Ford Credit from time to time determines. The minimum initial amount which you may invest is $1,000. The minimum amount for subsequent investments is $50. A minimum net aggregate principal amount of Notes (presently set at $1,000) must be maintained at all times. If your net aggregate principal amount of Notes falls below the minimum required, Ford Credit may redeem your Notes or deduct a monthly maintenance fee from the net aggregate principal amount of your Notes. Redemptions of Notes for this purpose will be effected by mailing a check for the principal amount of the Notes, plus accrued and unpaid interest, to the investor address of record. The investor will be notified in advance if Notes are to be redeemed for this reason.
      All investments must be made in U.S. dollars. Investments in the Notes may be made individually, jointly or as custodial or trust investments and may be opened by individuals, corporations, partnerships, firms or associations.
      Employees of Ford Credit, Ford and certain of its subsidiaries may invest in the Notes through payroll deduction subject to limitations established from time to time by Ford Credit.

        * Money Fund Report™ is a registered trademark of iMoneyNet, Inc. (formerly IBC Financial Data, Inc).

      Investments by Check. You may purchase Notes by sending a check to Ford Interest Advantage, The Northern Trust Company, P.O. Box 75935, Chicago, Illinois 60675-5935. Checks should be made payable to “Ford Interest Advantage.” The amount of a check for an initial Note investment must be at least $1,000 and should be accompanied by a completed investment application. For subsequent investments, you should indicate your investment identification number on the check and enclose an investment form which is provided as a detachable stub on statements and investment confirmations mailed by the Agent Bank. Check investments sent by regular mail and received by the Agent Bank prior to 9:00 a.m. E.S.T. will be invested in Notes, and will begin accruing interest, on the first business day following the business day on which the check investment is received by the Agent Bank in proper form. Check investments received by the Agent Bank after that time on a business day, or on a non-business day, will be invested in Notes, and will begin accruing interest, on the day following the first business day after that check investment is received. Checks are accepted subject to collection at full face value in U.S. funds and must be drawn in U.S. dollars on a bank in the U.S. Investments made by check may be redeemed after 10 business days or any shorter time as determined from time to time by Ford Credit.
      Investments by Electronic Transfer. You may purchase Notes by wire transfer or automated clearing house transfer of funds to Ford Interest Advantage, The Northern Trust Company. The Routing Code of The Northern Trust Company for such transfers is 0710-00152. For all investments through these electronic transfers, the transfer instructions must include the name “Ford Interest Advantage” and your name, address, and investment number. Investments by electronic transfer received by the Agent Bank prior to 2:00 p.m. E.S.T. will be invested in Notes, and will begin accruing interest, on the business day received. Investments by electronic transfer received after that time on a business day, or on a non-business day, will be invested in Notes, and will begin accruing interest, on the first business day after that transfer is received. Transferring funds electronically by means other than wire transfer or automated clearing house transfer to the Agent Bank may result in a delay in crediting the investment to your Note investment. Neither Ford Credit nor the Agent Bank will be responsible for delays in funds transfer systems. Amounts invested by electronic transfer typically will be available for redemption on the day of receipt in good order in the case of wire transfers, and five business days after receipt in the case of automated clearing house transfers, or such shorter time as Ford Credit may determine from time to time.
      Investments by Automatic Monthly or Periodic Charge to Bank Accounts. You may purchase Notes by authorizing the Agent Bank to make automatic monthly or periodic charges of $50 or more to your bank account. Upon receipt of your authorization, the Agent Bank will prepare an electronic funds transfer drawn against your bank account for the prescribed amount and will invest the proceeds in the Notes. The proceeds will accrue interest on the same conditions as set forth under “— Investments by Check.” You may change the amount of the automatic or periodic investment (subject to the $50 monthly minimum) or terminate investments at any time by providing notice to the Agent Bank. From time to time Ford Credit may, at its sole discretion, authorize the Agent Bank to accept deposits of less than the $50 minimum amount. The requested change or termination will be effective as soon as practicable after receipt of notice by the Agent Bank. Investments made by Automatic Monthly or Periodic Charge to bank accounts may be redeemed after five business days or such shorter time as determined from time to time by Ford Credit.
      Forms to establish the Automatic Monthly or Periodic Charge to bank accounts are available from the Agent Bank.
      Investment Information. The Agent Bank maintains a record of your investments in the Notes. The net outstanding aggregate principal amount of your Notes is equal to all amounts invested in the Notes, including Notes purchased with reinvested interest, less redemptions. Shortly after the end of each reporting period, the Agent Bank will send you a Note investment statement setting forth a summary of all transactions relating to your investment in the Notes during the period, including beginning and ending aggregate principal amounts and interest paid and reinvested for the period. Statements are presently offered quarterly or, by special request to the Agent Bank, monthly. This information is also available on our web site. The full amount of your taxable interest income reportable for Federal income tax purposes for the year also will be provided annually.
How to Redeem Investments
      General. You may redeem all or any part of your investment at any time. Investments may be redeemed by writing a redemption check, by writing or telephoning a request for redemption by bank check and by electronic transfer. We may also offer other methods of redemption from time to time, at our option. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored if made within 10 business days from the receipt of the related investment check. If you need more immediate access to your funds you may avoid this delay by investing through one of the other available means of investment. Investors redeeming their Notes will receive all accrued and unpaid interest. In addition, Ford Credit reserves the right to redeem the Notes of any holder who is determined by Ford Credit to have abused the redemption provisions or other provisions of the Notes.
      Redemption by Bank Check. You may redeem all or a portion of the net aggregate principal amount of your Notes at any time by writing or telephoning the Agent Bank requesting redemption. Redemptions will be made by bank check ($250 minimum), mailed to your registered address.
      Written requests for redemption by bank check should be sent to Ford Interest Advantage, c/o The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936. All written requests for redemption require the signatures of all persons in whose names the Notes are registered, including joint owners, signed exactly as their names appear on the investment application submitted to the Agent Bank. If the request in proper form for redemption by bank check is received by the Agent Bank in its Ford Interest Advantage Servicing Area prior to 11:00 a.m. E.S.T. on a business day, the bank check normally will be mailed on that business day. Bank checks normally will be mailed on the next business day if the redemption request, in proper form, is received by the Agent Bank after 11:00 a.m. E.S.T. on a business day. Interest will accrue to but not including the business day the bank check is prepared.
      Written and telephone redemption requests should not be made to Ford or Ford Credit.
      Check Redemption. You will be provided with a supply of redemption checks free of charge following receipt by the Agent Bank of a properly completed investment application on which the Check Redemption Option is requested. If the Check Redemption Option is requested by written request after an investment application has been submitted, the request must be accompanied by signatures of all registered investment owners. These signatures must be guaranteed. Guarantees must be signed by an authorized signatory and the statement “Signature Guaranteed” must appear with the signature. Notarized signatures are not sufficient. The signature guarantee is to prevent fraud or misrepresentation and is for your protection. In certain instances, additional documentation may be required including, but not limited to, trust instruments, birth certificates, death certificates, or appointments as executor or administrator.
      If you elect the Check Redemption Option you may order additional redemption checks by using the check reorder form in your current checkbook, by telephoning The Northern Trust Company toll-free at 800-462-2614, or through our web site. Redemption checks will be sent only to the registered investment owners and only to the registered investment address. Election of the Check Redemption Option does not create a checking or other bank account or a depositor or banking relationship with the Agent Bank or Ford Credit.
      You may make redemption checks payable to the order of anyone in any amount not less than the minimum redemption amount (currently $250). Checks presented for less than the minimum redemption amount will not be honored. No fee will be charged by Ford Credit to process checks payable in amounts equal to or greater than the minimum redemption amount. Ford Credit may modify the minimum redemption amount from time to time. Ford Credit also may, at its sole discretion, elect to honor checks for less than the minimum redemption amount and may charge a processing fee for such checks which will be deducted from the net aggregate principal amount of your Notes.
      If your Notes are held jointly with others, all persons whose names appear on the investment register must sign the redemption checks unless otherwise specified on the investment application or subsequent written request and so indicated on the checks. The amount of the Notes to be redeemed by check will continue accruing interest until the redemption check is presented for payment.
      If the amount of a redemption check is greater than the net aggregate principal amount of your Notes, the check will not be honored and will be returned marked “insufficient funds” and you will be charged a fee in an amount determined by Ford Credit. You also will be charged a fee to place a stop order on a redemption check. Copies of redemption checks on which payment has been made will be provided to you by the Agent Bank upon your request, but a fee may be charged for this service. Ford Credit reserves the right at any time to modify, terminate or suspend the procedures permitting check redemptions.

      Redemption by Electronic Transfer. By selecting the Redemption by Electronic Transfer Option on the investment application or in a subsequent written request, you may arrange to have redemption proceeds transferred by wire transfer or automated clearing house transfer to a predesignated account at a bank or other financial institution. The minimum amounts for such transfers are $500 for wire transfers and $50 for automated clearing house transfers. By use of this redemption option, you authorize the Agent Bank to act on telephone or written redemption instructions, without signature guarantees, from any person or persons representing themselves to be the registered owners of your Notes. The Agent Bank’s records of such instructions are binding. In order to be eligible for redemption by electronic transfer, you must designate an account number at a bank or other financial institution to receive electronic transfers of redemption proceeds. The day and time at which a Redemption by Electronic Transfer is received by the receiving financial institution will vary based on the type of transfer selected and the time of day that complete transfer instructions are received by the Agent Bank. Interest will accrue to but not including the business day on which the redemption proceeds are transferred. A fee may be charged for redemptions by electronic transfer.
      If you have not selected the Redemption by Electronic Transfer Option on the investment application or in a subsequent request, you may request redemption by wire transfer subject to the conditions described in the preceding and following paragraphs and to the additional condition that your request be in writing accompanied by guaranteed signatures of all registered investment owners whose signatures are required for a redemption by check.
      Electronic transfer redemption instructions must designate Ford Interest Advantage, your name, the Note investment number, the name(s) of the registered owner(s) submitting the electronic redemption request and the routing code of the predesignated bank. Electronic transfer redemption instructions may be effected by telephoning the Agent Bank toll-free at 800-462-2614 or through our web site. The predesignated bank and account number may be changed only upon written request to the Agent Bank with the signature of each registered investment owner (including joint owners) of the Notes guaranteed. Neither the Agent Bank nor Ford Credit will be responsible for delays in the electronic funds transfer system or the authenticity of withdrawal instructions. Electronic transfer redemption proceeds will be wired to a predesignated account at a bank that is a member of the Federal Reserve System, or to a correspondent bank of the predesignated bank if the predesignated bank is not a member of the Federal Reserve System. If the correspondent bank fails to notify the predesignated bank immediately, there may be a delay in crediting the funds to the predesignated bank account. The procedures permitting redemptions by electronic transfer may be modified, terminated or suspended at any time by Ford Credit.
Indenture and Trustee
      The Notes are issuable under an Indenture dated as of July 1, 1985, as supplemented, referred to hereafter as the Indenture, between Ford Credit and The Bank of New York (The Bank of New York, in its capacity as trustee under the Indenture, or any successor trustee is referred to hereafter as the Trustee). A copy of the Indenture also is filed as an exhibit to the registration statement filed with the Commission covering the offering of the Notes, and statements in this prospectus relating to the Notes are subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference. Ford Credit may from time to time enter into one or more additional supplemental indentures without the consent of the holders of the Notes, providing for the issuance of Notes under the Indenture in addition to the principal amount authorized on the date of this Prospectus.
      The Bank of New York, the trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.
Limitation on Liens
      If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 5.05 in the Indenture.)
Merger and Consolidation
      The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 5.05 in the Indenture (summarized under “— Limitation on Liens” above) without equally and ratably securing the Indenture Securities. (Section 12.03 in the Indenture.)
Events of Default
      The following events are defined in the Indenture as “Events of Default”:

•	failure to pay principal or interest when due;

•	failure to perform any other covenants for 90 days after notice; and

•	the bankruptcy, insolvency or related reorganization of Ford Credit. (Section 7.01 in the Indenture.)
      The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give the Noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Noteholders. (Section 7.07 in the Indenture.)
      Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default. (Section 5.06 in the Indenture.)
      The holders of a majority in aggregate principal amount of all outstanding Notes have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 7.06 in the Indenture.) The Indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. (Section 8.01 in the Indenture) Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders unless they shall have offered to the Trustee reasonable security or indemnity. (Section 8.02 in the Indenture.)
Modification of the Indenture
      With certain exceptions, under the Indenture, Ford Credit’s rights and obligations, and the rights of the Noteholders may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding; but no such modifications may be made which would (i) diminish the principal amount of any Note, or accrued and unpaid interest thereon; or (ii) reduce the above-stated percentage of Notes, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Notes then outstanding. (Section 11.02 in the Indenture.)
AGENT BANK AND ADMINISTRATION
      Ford Credit employs an Agent Bank, currently The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, to act as Ford Credit’s agent for the Ford Interest Advantage. Services performed by the Agent Bank and its affiliates include establishment and maintenance of Note investment records, including transactions processing and accounting; preparation of Note investment statements and other correspondence; investor servicing; advice on the principal balance of Notes; accrual of interest income and payment of interest earned; and required tax reporting and filings with proper authorities. For these services, Ford Credit pays the Agent Bank an agency and administrative fee monthly based on the number of Notes with positive balances at the end of each month, as well as reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone and wire expenses). These costs and all other costs incurred in connection with the offering of the Notes are paid by Ford Credit. Investors may be charged administrative service fees as described in this Prospectus. Also, investors may incur charges in obtaining required signature guarantees.
      Ford Credit has established a Ford Interest Advantage Committee, which meets as needed to assist in the administration of the Terms and Conditions, interpret their provisions, establish rules or procedures relating to the Notes, or determine procedures to set rates of interest for the Notes. The members of the committee are employees of Ford Credit or Ford.
TAXES
      The Notes are not qualified under Section 401(a) of the Internal Revenue Code. Accordingly, all interest credited to the Notes or paid in any taxable year is reportable by the investor, and other holders, as taxable income for Federal income tax purposes. No part of the taxable interest is excludable from taxable income.
      The statement sent to the investor or other holders by the Agent Bank covering the final reporting period of each year will state the full amount reportable as taxable income. The Agent Bank also will file tax information returns as required by law. State and local income taxes and related tax reporting also may be applicable. Investors are individually responsible for complying with applicable Federal, state and local tax laws and should consult their individual tax advisors regarding any specific questions.
TERMINATION, SUSPENSION OR MODIFICATION
      Ford Credit expects that Ford Interest Advantage will continue for some time, but reserves the right at any time to terminate, to suspend or from time to time to modify the program in part, or in its entirety, or in respect of categories of investors, including investors located in one or more jurisdictions. Ford Credit may, in its discretion, temporarily suspend the acceptance of new investments in Notes without such suspension constituting a suspension or termination of the program. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee. No termination, modification or suspension will affect your right to redeem your Notes or diminish the net aggregate principal amount of your Notes as of the effective date thereof.
RIGHTS NOT TRANSFERABLE
      No right or interest in or to a Note is assignable or transferable in whole or in part except for redemptions and no attempted assignment or transfer otherwise will be effective. Except for redemptions, and except for the right to correct any investments in Notes made in error, no right or interest of any investor in a Note shall be liable for, or subject to, any obligation or liability of such investor.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for the years 2004-2006 for Ford Credit are included as an exhibit to Ford Credit’s 2006 10-K Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the years 2002-2006 for Ford are included as an exhibit to Ford’s Annual Report on Form 10-K for the year ended December 31, 2006 and are incorporated in this prospectus by reference.
USE OF PROCEEDS
      The net proceeds from the sale of the Notes will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper or borrowings under bank lines of credit) or may be invested temporarily in short-term securities.
      Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.
PLAN OF DISTRIBUTION
      The Notes are offered on a continuing basis by Ford Credit directly on its behalf and no commissions will be paid. Ford Credit may from time to time designate agents in certain jurisdictions through whom Notes may be offered. Such agents shall receive no commissions but shall be reimbursed for certain expenses incurred in connection with such efforts. Ford Credit has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.
LEGAL OPINIONS
      Stacy P. Thomas, who is Ford Credit’s Assistant Secretary, has given an opinion about the legality of the Notes. Mr. Thomas owns options to purchase shares of Ford common stock.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2006 10-K Report have been so incorporated in reliance on the report thereon included therein of PricewaterhouseCoopers LLP, referred to hereafter as PwC, an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

FORD INTEREST ADVANTAGE

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-131062 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on the 1st day of May, 2007.

FORD MOTOR CREDIT COMPANY LLC

By:	/s/ Michael E. Bannister

(Michael E. Bannister)
Chairman of the Board
and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-131062 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Michael E. Bannister* (Michael E. Bannister)	Chairman of the Board, Chief Executive Officer, and Director (principal executive officer)

Kenneth R. Kent* (Kenneth R. Kent)	Vice Chairman, Chief Financial Officer and Treasurer (principal financial and accounting officer)

Don R. Leclair* (Don R. Leclair)	Director and Audit Committee Member

(Peter J. Daniel)	Director and Audit Committee Member	May 1, 2007

(Neil M. Schloss)	Director and Audit Committee Member

Terry D. Chenault* (Terry D. Chenault)	Director

John T. Noone* (John T. Noone)	Director

*By: /s/ Stacy P. Thomas (Stacy P. Thomas) Attorney-in-Fact